Exhibit 4.1

Execution Version

CONVERTIBLE LOAN AGREEMENT

This CONVERTIBLE LOAN AGREEMENT (“Agreement”) is made as of January 3, 2024 (the “Effective Date”) by and among XBiotech Inc., a British Columbia corporation (the “Company”), and John Simard (“Lender”).

RECITAL

Whereas, to provide the Company with additional resources to finance the construction of a new research and development facility, Lender is willing to loan to the Company the amount of Ten Million U.S. Dollars ($10,000,000), subject to the conditions specified herein.

AGREEMENT

Now, therefore, in consideration of the foregoing, and the conditions set forth below, the Company and Lender, intending to be legally bound, hereby agree as follows:

1.       Loan Terms, Closing, and Payments.

(a)    Loan Terms. Lender will provide financing in form of a convertible loan (the “Loan”) in the amount of Ten Million U.S. Dollars ($10,000,000) (the “Loan Proceeds”) in accordance with the terms of this Agreement. The Loan Proceeds shall be solely used by the Company to finance the construction of a new research and development facility in Travis County, Texas, and not for any other purpose without the express written consent of Lender. The Company agrees to repay to Lender the full outstanding principal amount of the Loan, together with interest on the unpaid principal balance at a simple rate equal to eight percent (8.0%) per annum accruing from the date the Loan Proceeds are wired to the Company (the “Funding Date”), fixed for the term of the Loan, computed on the basis of the actual number of days elapsed and a year of three hundred and sixty five (365) days (the “Outstanding Amount”). All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable upon the earliest occurrence of a Maturity Event.

(b)    Closing. At the closing of the Loan (the “Closing”), the Lender and the Company shall each deliver a fully executed version of this Agreement to the other party, and the Lender shall transfer the Loan Proceeds by wire to the bank account of the Company in accordance with wiring instructions provided by the Company to the Lender, with such instructions to be provided by the Company prior to the Closing.

(c)    Semi-Annual Interest-Only Payments. At all times prior to the satisfaction of all Obligations under the Loan through cash payment or conversion, the Company shall make semi-annual payment to Lender of all interest that accrued on the outstanding principal balance of the Loan during the preceding six months (each such payment, “Semi-Annual Interest-Only Payment”). The first Semi-Annual Interest-Only Payment shall be due 180 days after the Funding Date. Each successive Semi-Annual Interest-Only Payment shall be due six months after the prior Semi-Annual Interest-Only Payment.

(d)    Interest and Principal. Accrued interest on the Loan shall be due together with principal upon the occurrence of a Maturity Event or when such amounts are declared due and payable by Lender during the existence of an Acceleration Event.

(e)    Form and Procedure of Cash Payments. All cash payments required by this Agreement will be made in lawful money of the United States of America at the principal office of the Company, or at such other place as Lender may from time to time designate in writing to the Company. Payment will be credited first to accrued interest due and payable.

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(f)     Voluntary Prepayment or Call. The Loan may not be prepaid in whole or in part unless: (i) the Company first provides notice in writing to Lender of the Company’s intent to make a prepayment (a “Prepayment Notice”); or (ii) Lender requests in writing that the Company repay all outstanding Obligations in cash (a “Call Request”). Upon receipt of a Prepayment Notice, Lender shall have seven (7) calendar days from the date such notice is given to determine whether to accept the prepayment in cash, or whether to exercise Lender’s conversion rights under Section 5(b) of this Agreement with respect to all or any portion of the amount that the Company has proposed to prepay. If a full or partial prepayment of principal is made in response to a Prepayment Notice during the first year after the Funding Date, the prepayment shall include the full amount of interest that would have accrued on the portion of the principal being prepaid during the first full year after the Funding Date had no prepayment been made (the “First-Year Penalty Prepayment Interest,” which shall be included in the amount subject to conversion, should Lender deem to convert rather than receive cash, under Section 5(b) of this Agreement). If a full or partial prepayment of principal is made in response to a Prepayment Notice after the expiration of one year after the Funding Date, the prepayment shall include all interest that has accrued through the date of the prepayment or conversion on the amount of principal being prepaid or converted. Lender may make a Call Request at any time after the expiration of one year after the Funding Date while Obligations remain outstanding under the Loan. The Company shall repay all outstanding Obligations (including both the remaining principal and interest accrued to date) in cash within thirty (30) days after receiving the Call Request.

2.       Covenants. As long as any Obligations under the Loan are outstanding:

(a)    The Loan and the Obligations shall be senior to all Indebtedness of the Company. The Company shall not, without the prior written consent of Lender, create, incur, assume or permit to exist (or permit any Subsidiaries to create, incur, assume or permit to exist) any Indebtedness that is in any way senior, pari-passu, or not subordinate to the Loan and the Obligations, or has material terms that are more favorable from the perspective of Lender than the terms of the Agreement.

(b)    The Company shall furnish to Lender written notice of the occurrence of any Acceleration Event hereunder that has occurred to the Company’s knowledge.

3.       Acceleration Events. The occurrence of any of the following shall constitute an “Acceleration Event” under this Agreement:

(a)    Failure to Pay. The Company shall fail to pay (i) when due any principal payment on the due date hereunder or (ii) any interest payment or other payment required under the terms of this Agreement on the date due for such payment, provided that the Company does not fully remedy any such nonpayment or underpayment within ten business days after the due date for the payment;

(b)    Breaches of Covenants. The Company shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Agreement (other than those specified in Section 3(a)) and such failure shall continue for ten (10) business days after the Company’s receipt of written notice from Lender of such failure;

(c)    Drop in Company’s Stock Price Below $3.00 Per Share. The publicly reported closing price of the Company’s Common Stock is less than $3.00 USD per share on any date after the Effective Date when Obligations remain outstanding under this Agreement (the “Minimum Closing Price Requirement”);

(d)    Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, receiver and manager, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing;

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(e)    Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, receiver and manager, trustee, liquidator or custodian of the Company, or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company, or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within forty-five (45) days of commencement;

(f)     Seizure of Assets. Any secured creditor, encumbrancer or lienholder, or any trustee, receiver, receiver and manager, agent, bailiff or other similar official appointed by or acting for any secured creditor, encumbrancer or lienholder, takes possession of, or forecloses or retains, or sells or otherwise disposes of, or otherwise proceeds to enforce security over all or any significant part of the assets of the Company;

(g)    Drop in Company’s Cash Position Below USD $65,000,000. The Company’s cash and cash equivalents balance is less than USD $65,000,000 on any date after the Effective Date when Obligations remain outstanding under this Agreement (the “Minimum Cash Balance Requirement”);

(h)    Failure to Complete Conversion. If the Company for any reason fails to complete a Loan Conversion, or fails to issue all shares necessary to complete a timely Loan Conversion;

(i)     Invalidity of Loan Conversion Feature. If the Loan Conversion feature of this Agreement is deemed by any Enforcement Authority to be unenforceable or in violation of any applicable law or regulation;

(j)     Issuance of New Shares or Debt. If the Company issues new shares of Preferred Stock or Common Stock (other than shares issued pursuant to the Company’s existing compensation plan or pursuant to the exercise of stock options in existence as of the Effective Date or which are conferred pursuant to the Company’s existing compensation plan) or issues additional debt or convertible debt in violation of its covenant in Section 2(a) while any Obligations remain outstanding under the Loan; or

(k)    Change of Control or Asset Divestiture. Any transaction or event occurs, or any agreement is signed, that would result in: (i) a Change of Control or (ii) the transfer, sale, or divestment of all or any significant part of the assets of the Company or a Subsidiary.

4.       Rights of Lender upon Acceleration Event. Upon the occurrence of any Acceleration Event (other than an Acceleration Event described in Sections 3(d) or 3(e)) and at any time thereafter while any portion of the Outstanding Amount has not yet been repaid or any Obligations are still outstanding, Lender may, by written notice to the Company, declare all outstanding Obligations payable by the Company hereunder to be immediately due and payable (an “Acceleration Demand”) without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. Upon the occurrence of any Acceleration Event described in Sections 3(d) and 3(e), immediately and without notice, all outstanding Obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. In addition to the foregoing remedies, upon the occurrence and during the continuance of any Acceleration Event other than one described in Section 3(i), Lender may exercise any other right, power or remedy permitted to it by law, either by suit in equity or by action at law, or both. Notwithstanding the foregoing, Lender may elect to convert the outstanding Obligations into XBiotech Preferred Stock or Common Stock upon the occurrence of, and at any time thereafter while any portion of the Outstanding Amount has not yet been repaid or any Obligations are still outstanding, any Acceleration Event other than one described in Section 3(i) in accordance with Section 5(b). Lender shall have up to seven calendar days after service of an Acceleration Notice to determine whether the Obligations outstanding at the time of the Acceleration Event should be converted into XBiotech Common Stock or Preferred Stock. Lender’s right to demand and receive immediate full repayment after an Acceleration Event, as well as the right to convert outstanding Obligations into Preferred Stock or Common Stock pursuant to Section 5 following an Acceleration Event, shall continue to exist until all Obligations have been satisfied under this Agreement, regardless of whether the conditions resulting in the Acceleration Event have changed, whether the stock price rises above the $3.00 per share after an Acceleration Event under Section 5(c), whether the Company’s cash and cash equivalents balance rises above USD $65,000,000 after an Acceleration Event under Section 5(g), whether Lender previously served an Acceleration Demand, or whether Lender provided any prior notice regarding the circumstances constituting the Acceleration Event.

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5.       Conversion.

(a)    Voluntary Conversion at the Election of Lender. The outstanding principal amount of the Loan and all accrued and unpaid interest on the Loan is convertible at any time, in whole or in part, at the election of Lender, into fully paid and nonassessable shares of, at Lender’s election, either: (i) the Company’s Series A Preferred Stock (the “Preferred Stock”) or (ii) Common Stock, at the Conversion Price (any such conversion under this subparagraph or any other subparagraph of Section 5, a “Loan Conversion”).

(b)    Voluntary Conversion upon an Acceleration Event or Notice of Prepayment. If an Acceleration Event other than one described in Section 3(i) exists during any time period when Obligations remain outstanding under the Loan, or upon receipt of a Notice of Prepayment or service of an Acceleration Demand for an Acceleration Event other than the one described in Section 3(i), Lender may elect to effect a voluntary Loan Conversion at the Conversion Price with respect to all or a portion of the outstanding Obligations under the Loan. If the Company becomes aware of a potential or impending Acceleration Event under Section 3(k), the Company shall, to the maximum extent permitted by law, afford Lender the opportunity to effect a voluntary Loan Conversion at the Conversion Price with respect to all or a portion of the outstanding Obligations under the Loan prior to consummation of the transaction or event giving rise to the Acceleration Event under Section 3(k). Lender may serve an Acceleration Demand and exercise his conversion or acceleration rights for any Acceleration Event, including but not limited to any violation of the Minimum Closing Price Requirement or the Minimum Cash Balance Requirement, at any point when there are unpaid and unconverted Obligations remaining under the Loan, regardless of whether the Acceleration Event was subsequently cured, the stock price has risen to a level above the Minimum Closing Price Requirement, or the Company’s cash and cash equivalents have risen to a level above the Minimum Cash Balance Requirement.

(c)    Conversion Procedure. Before Lender shall be entitled to convert any portion of the Loan into shares of the Company’s Preferred Stock or Common Stock, Lender shall give written notice to the Company at its principal corporate office of the election to convert the same pursuant to Section 5, and shall state therein the amount of the unpaid Obligations to be converted. The Company shall, as soon as practicable thereafter, issue and deliver to Lender a certificate or certificates for the number of shares to which Lender shall be entitled upon such conversion, including a check or wire transfer payable to Lender for any cash amounts payable as described in Section 5(d). Any conversion of the Loan pursuant to Section 5 shall be deemed to have been made upon the satisfaction of all of the conditions set forth in this Section 5(c) and on and after such date the Persons entitled to receive the shares issuable upon such conversion shall be treated for all purposes as the record holder of such shares.

(d)    Fractional Shares; Interest; Effect of Conversion. No fractional shares shall be issued upon conversion of the Loan. In lieu of the Company issuing any fractional shares to Lender upon the conversion of the Loan or any portion thereof, the Company shall pay to Lender an amount equal to the product obtained by multiplying the applicable conversion price by the fraction of a share not issued pursuant to the previous sentence. In addition, to the extent not converted into shares of capital stock, the Company shall pay to Lender any interest accrued on the amount converted and on the amount to be paid to the Company pursuant to the previous sentence. Upon payment or conversion of all Obligations under the Loan and the payment of the amounts specified in this paragraph, the Company shall be forever released from all its obligations and liabilities under this Agreement.

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(e)    Notices of Record Date. In the event of:

(i)            Any taking by the Company of a record of the holders of any class of securities of the Company for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right;

(ii)            Any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any transfer of all or substantially all of the assets of the Company to any other Person or any consolidation or merger involving the Company; or

(iii)            Any voluntary or involuntary dissolution, liquidation or winding-up of the Company,

the Company will send by U.S. mail and email to the Lender at least ten (10) days prior to the earliest date specified therein, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and the amount and character of such dividend, distribution or right; and (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding-up is expected to become effective and the record date for determining stockholders entitled to vote thereon.

(f)     Conversion Cap. Notwithstanding any other provision in this Agreement to the contrary, the total number of shares issuable to Lender under this Agreement shall not be greater than the number of shares which would cause Lender’s total stock ownership in the Company to exceed 19.9% of the Company’s issued and outstanding Common Stock on the date any Loan Conversion is consummated (the “Conversion Cap”). In the event that Lender is prevented by the Conversion Cap from converting all outstanding Obligations into Preferred Stock or Common Stock on the date of conversion, all remaining Obligations that have not been converted shall be immediately repaid to Lender in cash as provided in Section 4 of this Agreement.

6.       Security Interest.

(a)    As a condition for Lender to agree to lend the Company the Loan Proceeds, the Company grants to Lender a security interest by way of a fixed mortgage or charge on all of its present and after-acquired real estate and a floating charge on the cash and cash equivalents held by the Company, such real estate including but not limited to the Company’s real property at 5217 Winnebago Lane, Austin, Texas 78744 (the “Winnebago Property”), all buildings and physical plant located at the Winnebago Property, and all improvements made to the Winnebago Property (the “Collateral”).

(b)    This security interest is granted to secure the Obligations. The Lender, in his discretion, may file one or more financing statements under the Texas Uniform Commercial Code, or the Personal Property Security Act of any applicable Canadian jurisdiction, naming the Company as a debtor and Lender as secured party and indicating the Collateral specified in this Agreement.

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(c)    The Lender and the Company acknowledge that (i) value has been given, (ii) the Company has rights in the Collateral (other than after-acquired Collateral) or the power to transfer rights in the Collateral, and (iii) the parties have not agreed to postpone the time for attachment for the security interest created pursuant to Section 6(a).

7.       Miscellaneous.

(a)    Successors and Assigns; Transfer of the Loan or Securities Issuable on Conversion Hereof. The rights and obligations of the Company and Lender shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(b)    Entire Agreement; Waiver and Amendment. This Agreement, together with any schedules or exhibits thereof constitute the full and entire understanding and agreement between the parties with regard to the subject hereof. The amendment or waiver of any term of this Agreement will be governed by the terms of the Agreement.

(c)    Notices. All notices and other communications given or made pursuant to the Agreement shall be shall be governed by and made in accordance with the terms of the Purchase Agreement.

(d)    Payment. Unless converted into the Company’s equity securities pursuant to the terms hereof, payment shall be made in lawful tender of the United States. All dollar amounts referenced in this Agreement are denominated in U.S. dollars.

(e)    Expenses; Waivers. If action is instituted to collect the unpaid Obligations, the Company shall pay all costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred in connection with such action. The Company hereby waives notice of default or acceleration, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

(f)     Governing Law. The Agreement and all actions arising out of or in connection with the Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflicts of law provisions of the State of Texas, or of any other state.

(h)     Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THE AGREEMENT, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER REPRESENTS AND WARRANTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

(i)     Counterparts. The Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. Counterparts may be delivered via facsimile, electronic mail including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000) or other transmission method, and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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(j) Severability. If one or more provisions of the Agreement are held to be unenforceable under any applicable law or regulation, such provisions will be excluded from the Agreement and the balance of the Agreement will be interpreted as if such provisions were so excluded and the Agreement will be enforceable in accordance with its terms.

(k) Acknowledgment. For the avoidance of doubt, it is acknowledged that Lender will be entitled to the benefit of all adjustments in the number of shares of the Company’s capital stock as a result of any splits, recapitalizations, combinations or other similar transactions affecting the Company’s capital stock underlying the Conversion Securities (as defined in the Purchase Agreement) that occur prior to the conversion of the Loan, provided that the Conversion Cap is not exceeded. Lender further represents and acknowledges that he is an “accredited investor” as such term is defined in Rule 501 under the Securities Act of 1933, as amended.

8.       Definitions. As used in the Agreement, the following capitalized terms have the following meanings:

“Affiliate(s)” means another entity or person which controls, is controlled by, or is under common control of the Company.

“Change of Control” shall mean (i)  any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than Lender, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the outstanding voting securities of the Company having the right to vote for the election of members of the Board of Directors (other than in a transaction in which the Company issues securities for cash (or upon the conversion of notes which were issued for cash) for capital raising purposes); (ii) any reorganization, merger or consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity; or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company.

“Conversion Price” shall be a price per share that is equal to the “Minimum Price” for the Company’s Common Stock as defined in NASDAQ Rule IM-5635(d), which shall be the lower of: (i) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately preceding the signing of this Agreement; or (ii) the average Nasdaq Official Closing Price of the common stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of this Agreement.

“Common Stock” shall mean the common stock of the Company.

“Effective Date” shall mean January 3, 2024.

“Enforcement Authority” shall mean any court, stock exchange, federal, state or provincial securities regulatory authority, or other enforcement body having jurisdiction over the Company, its stock or the Lender.

“Acceleration Event” has the meaning given in Section 3 hereof.

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“Financial Statements” shall mean, with respect to any accounting period for any Person, statements of operations, retained earnings and cash flow of such Person for such period, and balance sheets of such Person as of the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year if such period is less than a full fiscal year or, if such period is a full fiscal year, corresponding figures from the preceding fiscal year, all prepared in reasonable detail and in accordance with GAAP. Unless otherwise indicated, each reference to Financial Statements of any Person shall be deemed to refer to Financial Statements prepared on a consolidated basis.

“GAAP” shall mean accounting principles generally accepted in the United States.

“Indebtedness” shall mean and include the aggregate amount of, without duplication (i) all obligations for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations to pay the deferred purchase price of property or services (other than accounts payable incurred in the ordinary course of business determined in accordance with GAAP), (iv) all obligations with respect to capital leases (excluding obligations in connection with capital leases used solely for the purchase, finance or acquisition of equipment and where such indebtedness is secured solely by such equipment), (v) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person outside of the ordinary course of business, (vi) all reimbursement and other payment obligations, contingent or otherwise, in respect of letters of credit and similar surety instruments; and (vii) all guaranty obligations with respect to the types of Indebtedness listed in clauses (i) through (vi) above. Notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) contingent obligations incurred in the ordinary course of business, (b) any indebtedness under any overdraft, treasury or cash management facilities or any automated clearinghouse transfer of funds so long as any such indebtedness is repaid in full no later than ten (10) days following the date on which it was incurred or in the case of such indebtedness in respect of credit or purchase cards, within sixty (60) days of incurrence, (c) any liability for Federal, state, local or other taxes, (d) any obligations in respect of a lease properly classified as an operating lease in accordance with GAAP or (e) any customer deposits or advance payments received in the ordinary course of business.

“Lender” shall mean the Person specified in the introductory paragraph of the Agreement or any Person who shall at the time be the registered holder of this Agreement.

“Lien” shall mean, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance.

“Maturity Date” shall mean that date which is five (5) years from the Funding Date.

“Maturity Event” shall mean (i) the Maturity Date; (ii) an acceleration, Acceleration Event or breach under the Agreement; (iii) a Change of Control transaction or sale of the Company or any of its Affiliates; (iv) a sale or transfer of substantially all the assets or intellectual property of the Company or that of its Affiliates other than to the Company; or (v) at Lender’s sole option, the termination of Lender’s employment with the Company or his ceasing to be the Company’s Chief Executive Officer based on any reason, whether without cause or for cause, whether voluntary or involuntary, and including based on death or incapacitation of Lender.

“Minimum Closing Conversion Price” shall mean the lesser of the closing stock price on the day of conversion or the Conversion Price.

“Obligations” shall mean and include all cash and interest payments owed under this Agreement.

“Outstanding Amount” has the meaning given in the Preamble hereto.

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“Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unlimited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

“Preferred Stock” shall mean Company’s Series A Preferred Stock.

“Purchase Agreement” has the meaning given in the Preamble.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Subsidiary” shall mean a Person of which a majority of the outstanding voting stock is, or other equity securities are, owned by the Company, directly or indirectly.

(Signature Page Follows)

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In Witness Whereof, the undersigned has executed this Convertible Loan Agreement as of the Effective Date.

Company:

XBIOTECH INC.

By:
Name:
Title:

By:
Name:
Title:

Lender:

JOHN SIMARD

Signed:

Loan Amount: USD $10,000,000.00

[Signature page to Convertible Loan Agreement]